ABERCROMBIE & FITCH CO. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Net Sales Increase 3% with Positive Comparable Sales of 1%, Delivering Third Consecutive Year of Sales Growth

New Albany, Ohio, March 4, 2020: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the fourth quarter and fiscal year ended February 1, 2020. These compare to results for the fourth quarter and fiscal year ended February 2, 2019. A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP and constant currency financial measures accompanies this release.

Details related to net income per diluted share for the fourth quarter and full year are as follows:

	Fourth Quarter		Full Year
	2019	2018	2019 (1)	2018
GAAP	$1.29	$1.42	$0.60	$1.08
Excluded items, net of tax effect (2)	(0.01)	0.08	(0.13)	(0.08)
Adjusted non-GAAP	$1.31	$1.35	$0.73	$1.15
Adverse impact from changes in foreign currency exchange rates (3)	—	(0.07)	—	(0.20)
Adjusted non-GAAP constant currency	$1.31	$1.27	$0.73	$0.95

(1)
Both GAAP and non-GAAP results include the adverse impact from flagship store exit charges of approximately $0.53 per diluted share, net of estimated tax effect which is calculated as the difference between the tax provision with and without these charges.

(2)
Excluded items consist of certain pre-tax asset impairment charges related to certain of the company’s flagship stores, pre-tax net charges related to certain legal matters, discrete net tax benefits related to the Tax Cuts and Jobs Act of 2017 and the tax effect of pre-tax excluded items. Refer to “REPORTING AND USE OF GAAP AND NON-GAAP MEASURES,” for further discussion.

(3)	The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

Fran Horowitz, Chief Executive Officer, said, "We finished the year on a strong note, with record Black Friday week results contributing to net sales growth and positive comparable sales for the fourth quarter, and for the third consecutive year. Consistent with recent trends, Abercrombie outperformed Hollister and the U.S. outperformed international, which although still lagging registered significant sequential improvement."

"Recent results reflect the significant progress we have made against our long-term initiatives, with 2019 marking the second full year of our growing while transforming phase. Over the past two years we have delivered a combined 157 new store experiences, reduced gross square footage by 6%, accelerated the rationalization of our flagship fleet and introduced local customer and product-facing teams in the EMEA and APAC regions. We have laid the groundwork, and remain confident in our long-term vision and the global opportunities available to us as we continue to evolve with our customer."

"In the near-term, we are actively monitoring and reacting to COVID-19, with the health and safety of our global employees, customers and partners remaining our top priority."

Fourth Quarter and Full Year Results

A summary of results for the fourth quarter ended February 1, 2020:

•	Net sales of $1.18 billion increased 3% on both a reported and constant currency basis as compared to last year.

•	Positive comparable sales of 1% against positive 3% comparable sales last year.

•	Gross profit rate of 58.2%, down 90 basis points on a reported basis and down 40 basis points on a constant currency basis as compared to last year.

•
Operating expense, excluding other operating income, of $567.9 million. Operating expense as a percentage of sales leveraged 10 basis points on a reported basis and 30 basis points on an adjusted non-GAAP basis as compared to last year.

•
Operating income of $122.3 million and $124.6 million on a reported and adjusted non-GAAP basis, respectively, and changes in foreign currency exchange rates adversely impacted year-over-year results by $7 million. Operating income last year was $129.7 million on both a reported and an adjusted non-GAAP basis.

A summary of results for the full year ended February 1, 2020:

•	Net sales of $3.62 billion increased 1% on a reported basis and were up 2% on a constant currency basis as compared to last year.

•	Positive comparable sales of 1% against positive 3% comparable sales last year.

•	Gross profit rate was 59.4%, down 80 basis points on a reported basis and down 50 basis points on a constant currency basis as compared to last year.

•
Operating expense, excluding other operating income, of $2.08 billion included $47 million of flagship store exit charges. Operating expense as a percentage of sales deleveraged 70 basis points on a reported basis and 60 basis points on an adjusted non-GAAP basis as compared to last year.

•
Operating income of $70.1 million and $82.8 million on a reported and adjusted non-GAAP basis, respectively. These amounts reflect fiscal 2019 flagship store exit charges of $47 million and changes in foreign currency exchange rates adversely impacted year-over-year results by $19 million. This compares to operating income last year of $127.4 million and $138.6 million on a reported and adjusted non-GAAP basis, respectively.

Details related to sales for the fourth quarter and full year are as follows:

	Fourth Quarter
(in thousands)	2019	2018	% Change	Comparable Sales (1)
Net sales by brand:
Hollister	$710,540	$712,948	0%	(2)%
Abercrombie (2)	474,011	442,654	7%	8%
Total company	$1,184,551	$1,155,602	3%	1%

Net sales by region:
United States	$814,079	$778,538	5%	3%
International	370,472	377,064	(2)%	(3)%
Total company	$1,184,551	$1,155,602	3%	1%

	Full Year
(in thousands)	2019	2018	% Change	Comparable Sales (1)
Net sales by brand:
Hollister	$2,158,514	$2,152,538	0%	(1)%
Abercrombie (2)	1,464,559	1,437,571	2%	3%
Total company	$3,623,073	$3,590,109	1%	1%

Net sales by region:
United States	$2,410,802	$2,321,700	4%	3%
International	1,212,271	1,268,409	(4)%	(4)%
Total company	$3,623,073	$3,590,109	1%	1%

(1)	Comparable sales are calculated on a constant currency basis. Refer to “REPORTING AND USE OF GAAP AND NON-GAAP MEASURES,” for further discussion.

(2)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Capital Expenditures and Depreciation and Amortization
For the full year ended February 1, 2020:

•	Capital expenditures were $202.8 million as compared to $152.4 million last year.

•	Depreciation and amortization expense was $173.6 million as compared to $178.0 million last year.

Cash and Equivalents, Gross Borrowings and Inventories
As of February 1, 2020 the company had:

•	Cash and equivalents of $671.3 million as compared to $723.1 million last year.

•	Gross borrowings under the company's term loan of $233.3 million as compared to $253.3 million last year, reflecting $20 million of debt repayments during fiscal 2019.

•	Inventories of $434.3 million, a decrease of approximately 1% over last year.

Dividends and Share Repurchases
As previously announced, on February 21, 2020 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 16, 2020 to stockholders of record at the close of business on March 6, 2020.

During fiscal 2019, the company repurchased approximately 4.0 million shares of its Class A Common Stock. At the end of fiscal 2019, the company had approximately 4.6 million shares remaining available for purchase under its publicly announced June 2019 stock repurchase authorization.

The company returned $115.1 million to stockholders through share repurchases and dividends during fiscal 2019.

Impact of COVID-19
As a result of the recent COVID-19 outbreak, the company has taken measures to protect its global associates, customers and business partners and is conforming to local government and global health organizations guidance. This has included the temporary closures of its Shanghai regional home office and of its stores in mainland China and in and around Milan, Italy as well as global travel restrictions.

The APAC region contributed less than 10% of fiscal 2019 net sales, with mainland China and China's Hong Kong Special Administrative Region combined representing roughly half of this contribution. Total company manufacturing exposure to China was 22% in fiscal 2019, down from 36% in fiscal 2018, and is planned in the low-teens for fiscal 2020. The company has seen, and expects to continue to see, a direct impact to sales and margin from lost sales in the APAC region and in locations across Europe and North America. The company also anticipates impacts from potential disruption of product deliveries across the global supply chain.

The company currently expects the majority of the impact from COVID-19 to occur in the first half. The full year and first quarter outlooks provided below incorporate these estimated impacts. In addition, excluded from the company's outlook are other potential impacts that may result from COVID-19, including, but not limited to, asset impairment charges and deferred tax valuation allowances. Actual results may differ materially from these estimates as the scope of COVID-19 evolves. Despite near-term uncertainties, the company remains confident in its global long-term growth opportunities.

Impact of China Tariffs
In fiscal 2019 approximately 22% of the company's total global merchandise receipts were sourced from China and 15% of the company's total global merchandise receipts were sourced from China and imported to the U.S. In fiscal 2020 our expectation is for total global merchandise receipts sourced from China to be in the low-teens and total merchandise receipts sourced from China and imported to the U.S. to be roughly 10%.

List 3 and List 4A tariffs had a direct adverse impact on cost of merchandise and gross profit of $4 million for both the fourth quarter and the full year of fiscal 2019. The outlooks provided below incorporate the estimated impact of tariffs imposed on merchandise imported from China into the U.S., based on a 25% rate for List 3 items and 7.5% for List 4 items.

Fiscal 2020 Full Year Outlook Including Estimated First Half Impact of COVID-19
For fiscal 2020, the company expects:

•
Net sales to be flat to up 2%, reflecting the estimated adverse impact of COVID-19 in the range of $60 million to $80 million and the adverse impact of changes in foreign currency exchange rates of approximately $10 million.

•	Comparable sales to be down low-single digits, reflecting the estimated adverse impact of COVID-19 of approximately 200 basis points. This compares to positive comparable sales of 1% last year.

•
Gross profit rate to be down in the range of 50 basis points to 70 basis points as compared to the fiscal 2019 rate of 59.4%, reflecting an estimated adverse impact from COVID-19 in the range of 50 basis points to 70 basis points and the adverse impact from changes in foreign currency exchange rates of approximately 30 basis points.

•
Operating expense, excluding other operating income, to be approximately flat from fiscal 2019 adjusted non-GAAP operating expense of $2.07 billion, which included $47 million of flagship store exit charges.

•	Effective tax rate to be in the upper 20s to low 30s.

•	Diluted weighted average shares of approximately 65 million shares, excluding the effect of potential share buybacks.

•	Capital expenditures of approximately $175 million.

See the company's fourth quarter investor presentation for additional information regarding the impacts of COVID-19.

Fiscal 2020 First Quarter Outlook Including Estimated Impact of COVID-19
For the first quarter of fiscal 2020, the company expects:

•
Net sales to be down mid-single digits, reflecting the estimated adverse impact of COVID-19 in the range of $40 million to $50 million and the adverse impact of changes in foreign currency exchange rates of approximately $5 million.

•	Comparable sales to be down mid-single digits, reflecting the estimated adverse impact from COVID-19 of approximately 600 basis points. This compares to positive comparable sales of 1% last year.

•
Gross profit rate to be down in the range of 100 basis points to 150 basis points as compared to the fiscal 2019 rate of 60.5%, reflecting an estimated adverse impact from COVID-19 of approximately 100 basis points and the combined adverse impact from changes in foreign currency exchange rates and anticipated China tariffs of approximately 50 basis points.

•	Operating expense, excluding other operating income, to be in the range of flat to up 2% from fiscal 2019 adjusted non-GAAP operating expense of $472 million.

•	Effective tax rate to be in the upper 20s.

See the company's fourth quarter investor presentation for additional information regarding the impacts of COVID-19.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 4529045 or through corporate.abercrombie.com. A presentation of fourth quarter and full year results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and in A&F’s subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fiscal 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition; the expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations; our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; failure to successfully implement our strategic plans could have a negative impact on our growth and profitability; failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; we rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; our litigation exposure could have a material adverse effect on our financial condition and results of operations; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and, our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for men, women and kids through three renowned brands. Abercrombie & Fitch believes that every day should feel as exceptional as the start of the long weekend. Since 1892, the brand has been a specialty retailer of quality apparel, outerwear and fragrance - designed to inspire our global customers to feel confident, be comfortable and face their Fierce. The quintessential retail brand of the global teen consumer, Hollister Co. believes in liberating the spirit of an endless summer inside everyone. At Hollister, summer isn’t just a season, it’s a state of mind. Hollister creates carefree style designed to make all teens feel celebrated and comfortable in their own skin, so they can live in a summer mindset all year long, whatever the season. A global specialty retailer of quality, comfortable, made-to-play favorites, abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better everything.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Ian Bailey
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	February 1, 2020	% of Net Sales	February 2, 2019	% of Net Sales
Net sales	$1,184,551	100.0%	$1,155,602	100.0%
Cost of sales, exclusive of depreciation and amortization	495,287	41.8%	472,745	40.9%
Gross profit	689,264	58.2%	682,857	59.1%
Stores and distribution expense	440,587	37.2%	432,458	37.4%
Marketing, general and administrative expense	122,899	10.4%	118,902	10.3%
Flagship store exit charges	234	0.0%	1,998	0.2%
Asset impairment, exclusive of flagship store exit charges	4,148	0.4%	1,197	0.1%
Other operating income, net	(935)	(0.1)%	(1,364)	(0.1)%
Operating income	122,331	10.3%	129,666	11.2%
Interest expense, net	2,829	0.2%	2,101	0.2%
Income before income taxes	119,502	10.1%	127,565	11.0%
Income tax expense	34,302	2.9%	29,201	2.5%
Net income	85,200	7.2%	98,364	8.5%
Less: Net income attributable to noncontrolling interests	2,068	0.2%	1,428	0.1%
Net income attributable to Abercrombie & Fitch Co.	$83,132	7.0%	$96,936	8.4%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$1.32		$1.47
Diluted	$1.29		$1.42

Weighted-average shares outstanding:
Basic	62,916		66,074
Diluted	64,198		68,071

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	February 1, 2020	% of Net Sales	February 2, 2019	% of Net Sales
Net sales	$3,623,073	100.0%	$3,590,109	100.0%
Cost of sales, exclusive of depreciation and amortization	1,472,155	40.6%	1,430,193	39.8%
Gross profit	2,150,918	59.4%	2,159,916	60.2%
Stores and distribution expense	1,551,243	42.8%	1,536,216	42.8%
Marketing, general and administrative expense	464,615	12.8%	484,863	13.5%
Flagship store exit charges	47,257	1.3%	5,806	0.2%
Asset impairment, exclusive of flagship store exit charges	19,135	0.5%	11,580	0.3%
Other operating income, net	(1,400)	0.0%	(5,915)	(0.2)%
Operating income	70,068	1.9%	127,366	3.5%
Interest expense, net	7,737	0.2%	10,999	0.3%
Income before income taxes	62,331	1.7%	116,367	3.2%
Income tax expense	17,371	0.5%	37,559	1.0%
Net income	44,960	1.2%	78,808	2.2%
Less: Net income attributable to noncontrolling interests	5,602	0.2%	4,267	0.1%
Net income attributable to Abercrombie & Fitch Co.	$39,358	1.1%	$74,541	2.1%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.61		$1.11
Diluted	$0.60		$1.08

Weighted-average shares outstanding:
Basic	64,428		67,350
Diluted	65,778		69,137

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 1, 2020 (1)	February 2, 2019
Assets
Current assets:
Cash and equivalents	$671,267	$723,135
Receivables	80,251	73,112
Inventories	434,326	437,879
Other current assets	78,905	101,824
Total current assets	1,264,749	1,335,950
Property and equipment, net	665,290	694,855
Operating lease right-of-use assets	1,230,954	—
Other assets	393,876	354,788
Total assets	$3,554,869	$2,385,593

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$219,919	$226,878
Accrued expenses	302,214	293,579
Short-term portion of operating lease liabilities	282,829	—
Short-term portion of deferred lease credits	—	19,558
Income taxes payable	10,392	18,902
Total current liabilities	815,354	558,917
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,252,634	$—
Long-term portion of borrowings, net	231,963	250,439
Long-term portion of deferred lease credits	—	76,134
Leasehold financing obligations	—	46,337
Other liabilities	183,740	235,145
Total long-term liabilities	1,668,337	608,055
Total Abercrombie & Fitch Co. stockholders' equity	1,058,810	1,208,900
Noncontrolling interests	12,368	9,721
Total stockholders' equity	1,071,178	1,218,621
Total liabilities and stockholders’ equity	$3,554,869	$2,385,593

(1)
The company adopted the new lease accounting standard in the first quarter of fiscal 2019 using a modified retrospective transition method and elected the option to not restate comparative period financial statements.

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as certain asset impairment charges related to the company’s flagship stores, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

In addition, the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year , with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

At times, the company may also refer to certain non-GAAP store-level metrics, including 4-wall operating margins. Store-level 4-wall operating margins exclude certain components of the company’s results of operations, including but not limited to, amounts related to marketing, depreciation and amortization of home-office and IT assets, distribution center expense, direct-to-consumer expense, and other corporate overhead expenses that are considered normal operating costs as well as all asset impairment and flagship store exit charges. This measure also excludes certain product costs related to direct-to-consumer, wholesale, licensing and franchise operations as well as variances from estimated freight and import costs, and provisions for inventory shrink and lower of cost or net realizable value. In addition, this metric excludes revenue other than store sales and does not include gift card breakage. As such, store-level 4-wall operating margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of these exclusions. The company provides store-level 4-wall operating margins on occasion because it believes that it provides a meaningful supplement to the company’s operating results.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended February 1, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$4,148	$2,284	$1,864
Operating income	122,331	(2,284)	124,615
Income before income taxes	119,502	(2,284)	121,786
Income tax expense (3)	34,302	(1,528)	35,830
Net income attributable to Abercrombie & Fitch Co.	$83,132	$(756)	$83,888

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.29	$(0.01)	$1.31
Diluted weighted-average shares outstanding:	64,198		64,198

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax store asset impairment charges of $2.3 million related to certain of the company's flagship stores.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended February 2, 2019
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Income before income taxes (2)	$127,565	$—	$127,565
Income tax expense (3)	29,201	(5,299)	34,500
Net income attributable to Abercrombie & Fitch Co.	$96,936	$5,299	$91,637

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.42	$0.08	$1.35
Diluted weighted-average shares outstanding:	68,071		68,071

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	There were no pre-tax excluded items in the fourth quarter of Fiscal 2018.

(3)
The effective annual tax rate used in the adjusted non-GAAP tax provision reflects the impact of prior quarters' excluded items and discrete tax benefits of $6.0 million related to the Tax Cuts and Jobs Act of 2017. The tax effect of excluded items is calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended February 1, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$19,135	$12,752	$6,383
Operating income	70,068	(12,752)	82,820
Income before income taxes	62,331	(12,752)	75,083
Income tax expense (3)	17,371	(4,013)	21,384
Net income attributable to Abercrombie & Fitch Co.	$39,358	$(8,739)	$48,097

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.60	$(0.13)	$0.73
Diluted weighted-average shares outstanding:	65,778		65,778

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax store asset impairment charges of $12.8 million related to certain of the company's flagship stores.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended February 2, 2019
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$484,863	$2,595	$482,268
Asset impairment, exclusive of flagship store exit charges (3)	11,580	8,671	2,909
Operating income	127,366	(11,266)	138,632
Income before income taxes	116,367	(11,266)	127,633
Income tax expense (4)	37,559	(6,018)	43,577
Net income attributable to Abercrombie & Fitch Co.	$74,541	$(5,248)	$79,789

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.08	$(0.08)	$1.15
Diluted weighted-average shares outstanding:	69,137		69,137

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax net charges $2.6 million related to certain legal matters, which received final court approval and were paid in the fourth quarter of Fiscal 2018.

(3)	Excluded items consist of pre-tax store asset impairment charges of $8.7 million related to certain of the company's flagship stores.

(4)
Excluded items consist of discrete net tax benefits of $3.5 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended February 1, 2020
(in thousands, except change in net sales, gross profit rate, operating margin and per share data)
(Unaudited)

Net sales	2019	2018	% Change
GAAP (1)	$1,184,551	$1,155,602	3%
Impact from changes in foreign currency exchange rates (2)	—	(2,549)	0%
Net sales on a constant currency basis	$1,184,551	$1,153,053	3%

Gross profit	2019	2018	BPS Change (3)
GAAP (1)	$689,264	$682,857	(90)
Impact from changes in foreign currency exchange rates (2)	—	(7,421)	50
Gross profit on a constant currency basis	$689,264	$675,436	(40)

Operating income	2019	2018	BPS Change (3)
GAAP (1)	$122,331	$129,666	(90)
Excluded items (4)	(2,284)	—	(20)
Adjusted non-GAAP	$124,615	$129,666	(70)
Impact from changes in foreign currency exchange rates (2)	—	(6,661)	50
Adjusted non-GAAP on a constant currency basis	$124,615	$123,005	(20)

Net income per diluted share attributable to Abercrombie & Fitch Co.	2019	2018	$ Change
GAAP (1)	$1.29	$1.42	$(0.13)
Excluded items, net of tax (4)	(0.01)	0.08	(0.09)
Adjusted non-GAAP	$1.31	$1.35	$(0.04)
Impact from changes in foreign currency exchange rates (2)	—	(0.07)	0.07
Adjusted non-GAAP on a constant currency basis	$1.31	$1.27	$0.04

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.

(3)	The estimated basis point change has been rounded based on the percentage change.

(4)
Excluded items this year consist of pre-tax asset impairment charges of $2.3 million related to certain of the company’s flagship stores, and the tax effect of excluded items. Excluded items last year consist of the impact of prior quarters' pre-tax excluded items on the adjusted non-GAAP tax provision, as well as discrete net tax benefits of $6.0 million related to the Tax Cuts and Jobs Act of 2017. The tax effect of excluded items is calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Fifty-two Weeks Ended February 1, 2020
(in thousands, except change in net sales, gross profit rate, operating margin and per share data)
(Unaudited)

Net sales	2019	2018	% Change
GAAP (1)	$3,623,073	$3,590,109	1%
Impact from changes in foreign currency exchange rates (2)	—	(37,097)	1%
Net sales on a constant currency basis	$3,623,073	$3,553,012	2%

Gross profit	2019	2018	BPS Change (3)
GAAP (1)	$2,150,918	$2,159,916	(80)
Impact from changes in foreign currency exchange rates (2)	—	(32,421)	30
Gross profit on a constant currency basis	$2,150,918	$2,127,495	(50)

Operating income	2019	2018	BPS Change (3)
GAAP (1)	$70,068	$127,366	(160)
Excluded items (4)	(12,752)	(11,266)	0
Adjusted non-GAAP	$82,820	$138,632	(160)
Impact from changes in foreign currency exchange rates (2)	—	(18,766)	50
Adjusted non-GAAP on a constant currency basis	$82,820	$119,866	(110)

Net income per diluted share attributable to Abercrombie & Fitch Co.	2019	2018	$ Change
GAAP (1)	$0.60	$1.08	$(0.48)
Excluded items, net of tax (4)	(0.13)	(0.08)	(0.05)
Adjusted non-GAAP	$0.73	$1.15	$(0.42)
Impact from changes in foreign currency exchange rates (2)	—	(0.20)	0.20
Adjusted non-GAAP on a constant currency basis	$0.73	$0.95	$(0.22)

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.

(3)	The estimated basis point change has been rounded based on the percentage change.

(4)
Excluded items this year consist of pre-tax asset impairment charges of $12.8 million related to certain of the company’s flagship stores, and the tax effect of excluded items. Excluded items last year consist of pre-tax net charges of $2.6 million related to certain legal matters, asset impairment charges of $8.7 million related to certain of the company's flagship stores, discrete net tax benefits of $3.5 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of pre-tax excluded items. The tax effect of excluded items is calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended February 1, 2020
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
November 2, 2019	400	154	277	50	677	204
New	2	2	5	4	7	6
Closed	(11)	(1)	(26)	(2)	(37)	(3)
February 1, 2020	391	155	256	52	647	207

	Fifty-Two Weeks Ended February 1, 2020
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 2, 2019	393	149	270	49	663	198
New	12	7	15	6	27	13
Closed	(14)	(1)	(29)	(3)	(43)	(4)
February 1, 2020	391	155	256	52	647	207

(1)
Excludes nine international franchise stores as of each of February 1, 2020 and November 2, 2019, and eight as of February 2, 2019. Excludes 17 U.S. company operated temporary stores as of February 1, 2020 and 10 as of November 2, 2019.

(2)
Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes seven international franchise stores as each of February 1, 2020, November 2, 2019 and February 2, 2019. Excludes eight U.S. company operated temporary stores as of February 1, 2020 and seven as of November 2, 2019.